INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is entered into as of July 2, 2019, by and between FTE Networks, Inc., a Nevada corporation (the “Company”), on the one hand, and Lateral Juscom Feeder LLC, a Delaware limited liability company (“Lateral”), on the other hand. Each of the Company and Lateral are a “Party” and, collectively, the “Parties.”

RECITALS

WHEREAS, as of the date hereof, Lateral beneficially owns 7,366,938 shares of the common stock, par value $0.001 per share (the “Common Shares”), of the Company, or approximately 25% of the Common Shares issued and outstanding on the date hereof, including (i) 1,500,000 Common Shares delivered by the Company to Lateral on the date hereof, (ii) 1,586,865 Common Shares underlying Series A-1 Warrants, pursuant to that certain Series A-1 Warrant Agreement, dated as of the date hereof (the “Series A Warrant Agreement”), and (iii) 1,586,865 Series A-2 Warrants, pursuant to that certain Series A-2 Warrant Agreement, dated as of the date hereof (the “Series A-2 Warrant Agreement”), each to purchase one Common Share at a price of $3.00 per share, in each case on the terms and conditions set forth in the Series A-1 Warrant Agreement and Series A-1 Warrant Agreement, as applicable;

WHEREAS, prior to the date hereof, Luisa Ingargiola, Christopher Ferguson, Patrick O’Hare and Brad Mitchell resigned from the Board of Directors of the Company (the “Board of Directors”);

WHEREAS, as of the date hereof, the Company and Lateral are each party to that certain Amended and Restated Credit Agreement, dated as of July 2, 2019 (as may be amended, modified and/or restated from time to time) among Jus-Com, Inc., an Indiana corporation, the Company, Benchmark Builders, Inc., a New York corporation, the other Credit Parties thereto, the lenders party thereto, and Lateral Juscom Feeder LLC, as administrative agent (the “Credit Agreement”), pursuant to which Lateral has loaned to the Company $49,502,530.21 (plus accrued interest) as of the date hereof; and

WHEREAS, the Company has agreed to execute an agreement providing certain director nominations and other governance rights, as set forth herein.

NOW, THEREFORE, the Parties agree as follows:

1. Board Composition.

(a) Board Composition. Within 60 days of the execution of this Agreement, the Company, acting through the Board of Directors and all applicable committees of the Board of Directors, will use reasonable best efforts to take all necessary actions (including by increasing the size of the Board of Directors) to cause the Board of Directors to be comprised of seven directors, (i) one of whom shall be Mr. Fred Sacramone, (ii) one of whom shall be designated by Lateral (the “Lateral Director”) and (iii) five of whom shall be independent directors reasonably acceptable to Lateral, and whom shall initially include Mr. James Shiah (each, an “Independent Director”). Each Director shall, in the good faith judgment of the Governance Committee of the Board of Directors, satisfy the Director Criteria (as defined below), except that Mr. Sacramone and the Lateral Director may fail to qualify as “independent” within the meaning of the NYSE-American listing standards (or the applicable requirements of such other national securities exchange on which the Common Shares are then listed for trading).

(b) Lateral Board Representation. Subject to the terms and conditions of this Agreement, the Company, acting through the Board of Directors and all applicable committees of the Board of Directors, shall take all necessary action such that, with respect to each meeting of shareholders at which directors are to be elected, there shall be included in the slate of nominees recommended by the Board of Directors for election as a director the individual designated by Lateral that, if elected, will result in Lateral having one Lateral Director serving on the Board of Directors; provided, that the Company’s obligations and Lateral’s rights under this Section 1 shall terminate upon the later of (i) repayment in full of all indebtedness owed under the Credit Agreement and (ii) Lateral ceasing to beneficially own at least 10.0% of the Common Shares on a fully diluted basis at such time (such later date, the “Termination Date”).

(c) Resignation. Upon termination of Lateral’s right to appoint the Lateral Director as provide for in Section 1(b), Lateral shall take all necessary action to cause the Lateral Director to tender his or her resignation.

(d) Lateral Vacancy. Except as provided in Section 1(b), prior to the Termination Date, (i) Lateral shall have the exclusive right to remove its designee from the Board of Directors, and the Company shall take all necessary action to cause the removal of any such designee at the request of Lateral and (ii) Lateral shall have the exclusive right to designate for election to the Board of Directors a director to fill the vacancy created by reason of death, removal or resignation of its designee to the Board of Directors, and the Company shall take all necessary action to cause any such vacancy to be filled by a replacement director designated by Lateral as promptly as reasonably practicable.

(e) Independent Director Vacancy. In the event that there is a vacancy on the Board of Directors created by reason of death, removal or resignation of an Independent Director prior to the repayment in full of all indebtedness owed under the Credit Agreement, the Company shall take all necessary action to cause any such vacancy to be filled by a replacement director reasonably acceptable to Lateral.

(f) Board Size. For so long as Lateral has the right to designate a director for nomination under this Agreement and subject to applicable laws and stock exchange regulations, the Company will take all necessary action to ensure that the number of directors serving on the Board of Directors shall not exceed seven, except with the prior consent of Lateral.

2

(g) Committees. Subject to applicable laws and stock exchange regulations, Lateral shall have the right to have a representative appointed to serve on each committee of the Board of Directors for so long as Lateral has the right to designate a director for election to the Board of Directors. Subject to applicable laws and stock exchange regulations, Lateral shall have the right to have a representative appointed as an observer to any committee of the Board of Directors to which Lateral (i) does not elect or is not permitted under this Agreement to have a representative appointed or (ii) is prohibited by applicable laws or stock exchange regulations from having a representative appointed, in each case for so long as Lateral has the right to designate a director for nomination under this Agreement.

(h) Rights and Benefits. The Lateral Director will be entitled to the same director benefits as other members of the Board of Directors, including (i) compensation for his or her service as a director and reimbursement for his or her expenses on the same basis as all other non-employee directors of the Company, (ii) equity-based compensation grants and other benefits on the same basis as all other non-employee directors of the Company and (iii) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company, as such rights may exist from time to time; provided that in the event that the Lateral Director is an employee of Lateral Investment Management, LLC or its affiliates, the Lateral Director shall not be entitled to compensation (including equity-based compensation grants or other benefits) with respect to his or her service as a member of the Board of Directors or any committee thereof.

(i) Executive Committees. For so long as Lateral has the right to nominate or appoint a director for election to the Board of Directors under this Agreement, the Company agrees that it will not form new committees or subcommittees of the Board of Directors unless such committee is formed for a specific purpose such as reviewing a transaction or proposed transaction, investigating alleged misconduct or a possible claim, in which event such committee will be composed of such directors as the Board of Directors determines in good faith, after consultation with counsel in a meeting in which all directors are invited to participate, would be best suited in the circumstances.

(j) Director Criteria. The Company’s obligations to nominate or appoint the Lateral Director under this Agreement shall be subject to a good faith determination by the Governance Committee of the Board of Directors that such individual fulfills the Director Criteria. For purposes of this Agreement, satisfaction of the “Director Criteria”shall mean that the individual in question (i) is reasonably acceptable to the Board of Directors in the exercise of their fiduciary duties, (ii) is “independent” within the meaning of the NYSE American listing standards (or applicable requirements of such other national securities exchange designated as the primary market on which the Common Shares are then listed for trading), and (iii) meets the Company’s publicly disclosed guidelines and policies with respect to service on the Board of Directors as in effect at any relevant time.

2. Additional Agreements.

(a) Prior to any applicable nomination or appointment under this Agreement, any prospective Lateral Director shall submit to the Company an accurately completed copy of the Company’s standard director and officer questionnaire and an executed authorization form to conduct a background check, as requested by the Company in connection with the appointment or election of new members of the Board of Directors.

3

(b) Lateral agrees that the Board of Directors or any committee thereof, in the exercise of its fiduciary duties, may cause (A) any director who is nominated by Lateral or any Board or committee observer appointed by Lateral to recuse himself or herself from any Board or committee meeting or portion thereof at which the Board of Directors or any such committee is evaluating and/or taking action with respect to (i) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (ii) any action taken in response to actions taken or proposed by Lateral or its respective Affiliates or Associates with respect to the Company, or (iii) any proposed transaction between the Company and Lateral or its Affiliates or Associates or (B) any Board or committee observer appointed by Lateral to recuse himself or herself from any Board or committee meeting to the extent that a majority of the members of the Board of Directors believe in good faith after consultation with counsel that such exclusion is necessary in order to preserve any attorney-client privilege, attorney-work product privilege or other similar legal privilege or such attendance is otherwise prohibited by applicable law.

(c) So long as Lateral has any director nominee on the Board of Directors or Board observer participating in meetings of the Board of Directors or any committee thereof, Lateral and any such director or observer shall be bound by, and shall observe and comply with, any corporate governance guidelines, codes of conduct or ethics, insider trading policy, public disclosure policy, related person policy and other governance policies the Board of Directors shall from time to time adopt and as shall be applicable to other directors of the Company.

(d) Lateral agrees that prior to December 31, 2019, it shall not transfer any of its Common Shares to any person other than its affiliates or another lender under the Credit Agreement.

3. Representations and Warranties.

(a) Lateral, severally and not jointly, represents and warrants to the Company that: (i) the authorized signatory of Lateral set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Lateral thereto; (ii) this Agreement has been duly authorized, executed and delivered by Lateral, and is a valid and binding obligation of Lateral, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (iii) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Lateral as currently in effect; (iv) the execution, delivery and performance of this Agreement by Lateral does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it, or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound; (v) as of the date of this Agreement, Lateral’s ownership of Common Shares is as set out in this Agreement; and (vi) as of the date hereof, other than the Issuance Transaction or as otherwise disclosed in this Agreement, Lateral does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Shares, whether or not any of the foregoing would give rise to beneficial ownership, and whether or not to be settled by delivery of Common Shares, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

4

(b) The Company represents and warrants to Lateral that: (i) the authorized signatory of the Company set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind the Company thereto; (ii) this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (iii) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect; (iv) the execution, delivery and performance of this Agreement by the Company does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it, or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound.

4. SEC Filings.

(a) Promptly and in any event no later than four business days following the date of this Agreement, the Company will file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations under this Agreement and appending this Agreement as an exhibit (the “Form 8-K”). The Company will provide Lateral and their legal counsel with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of Lateral.

(b) Promptly and in any event no later than two business days following the date of this Agreement, Lateral will file with the SEC an amendment to its Schedule 13D in compliance with Section 13 of the Exchange Act reporting their entry into this Agreement, disclosing applicable items to conform to its obligations under this Agreement and appending this Agreement as an exhibit (the “Schedule 13D Amendment”). Lateral will provide the Company and its legal counsel with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company.

5

5. Non-Disparagement. Subject to applicable law, Lateral covenants and agrees that, for so long as Lateral has the right to designate a director for election to the Board of Directors under this Agreement, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 6, neither Lateral nor any of its respective Affiliates or designated spokespersons shall in any way publicly disparage any other Party or such other Party’s Affiliates (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), officers, attorneys or representatives, or any of their businesses, products or services, in a manner that would reasonably be expected to damage the business or reputation of such other Party. Notwithstanding the foregoing, any statements made in any action, suit or proceeding or regarding a Party’s operational or financial performance or any strategy, plans or proposals not supported by the other Party (“Opposition Statements”) will not be deemed to be a breach of this Section 6 (subject to, for the avoidance of doubt, any obligations of confidentiality that a member of the Board of Directors may otherwise have), it being understood that if any Opposition Statement is made by a Party, the other Party will be permitted to publicly respond as it determines in good faith to be appropriate. This Section 6 will not apply to any statement made in connection with any action to enforce this Agreement.

6. Specific Performance. Each of Lateral, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each party (as applicable, the “Moving Party”), will each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law. This Section 7 is not the exclusive remedy for any violation of this Agreement.

7. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

6

8. Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (a) upon receipt, when delivered personally, (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated), or (c) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and emails for such communications:

If to the Company:

FTE Networks, Inc.

237 West 35th Street, Suite 806

New York, NY 10001

Attention: General Counsel

Email: pamcfillin@ftenet.com

with a copy (which will not constitute notice) to:

K&L Gates

Southeast Financial Center, Suite 3900

200 South Biscayne Boulevard

Miami, Florida 33131-2399

Attention: Clayton E. Parker

Email: clayton.parker@klgates.com

If to Lateral:

Lateral Investment Management, LLC

400 South El Camino Real, Suite 1100,

San Mateo, CA 94402

650-396-2200

Attention: Dhamitha Richard de Silva, Managing Partner

Email: Rd@lateralim.com

with a copy (which will not constitute notice) to

King & Spalding LLP

1185 Avenue of the Americas

New York, NY 10036

Attention: Kevin E. Manz

Email: kmanz@kslaw.com

7

9. Applicable Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without reference to the conflict of laws principles thereof. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by another Party or its successors or assigns, will be brought and determined exclusively in the courts of the State of New York (or, if a New York state court declines to accept jurisdiction over a particular matter, any federal court within the Southern District of New York). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10. Counterparts. This Agreement may be executed in two or more textually identical counterparts, each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

11. Confidentiality. Any director of the Company who is an employee of Lateral, if he or she wishes to do so, subject to Section 12, may provide confidential information of the Company that such director learns in his or her capacity as a director of the Company, including discussions or matters considered in meetings of the Board of Directors or committees of the Board of Directors (collectively, “Company Confidential Information”), to Lateral, its controlled Affiliates and Associates and legal counsel (collectively, “Lateral Representatives”), in each case solely to the extent that such Lateral Representatives need to know such information in connection with Lateral’s investment in the Company; provided, however, that such director (a) will inform such Lateral Representatives of the confidential nature of any such Company Confidential Information and (b) will instruct such Lateral Representatives to refrain from disclosing such Company Confidential Information to anyone (whether to any company in which Lateral has an investment or otherwise), by any means, or otherwise from using the information in any way other than in connection with Lateral’s investment in the Company. Lateral will be responsible for maintaining the continuing confidentiality of Company Confidential Information and compliance with Section 12.

12. Securities Laws. Lateral acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

8

13. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term. This Agreement, the Credit Agreement, the Registration Rights Agreement, the Series A-1 Warrant Agreement, and the Series A-2 Warrant Agreement, together constitute the entire agreement of the Parties with respect to the subject matter discussed herein and together supersede all prior agreements, arrangements, or understandings, whether written or oral, between the parties with respect to the transactions contemplated hereby. No modifications of this Agreement can be made except in writing signed by an authorized representative of each Party. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party will assign or delegate this Agreement or any rights or obligations hereunder without, with respect to Lateral, the prior written consent of the Company, and with respect to the Company, the prior written consent of Lateral. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement will terminate upon such time as Lateral no longer has the right to designate a director for election to the Board of Directors under this Agreement, except the provisions of this Section 13 hereof, which will survive such termination, and no termination of this Agreement will relieve a person from any liability for any prior breach.

14. Interpretation. When a reference is made in this Agreement to “Sections,” or “Exhibits,” such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Defined terms used but not otherwise defined herein shall have their respective meanings set forth in the Credit Agreement. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. Whenever the words “hereof”, “hereby”, “herein” and “hereunder” and words of like import are used in this Agreement, they shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

[The remainder of this page intentionally left blank]

9

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date first indicated above.

FTE NETWORKS, INC.

By:
Name:
Title:

Lateral Juscom Feeder LLC

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]